[Reznick Fedder Letterhead]             EXHIBIT 23(a)

         We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 2, 1996, related to the combined financial statements of Silver Diner Development, Inc., Silver Diner Limited Partnership and Silver Diner Potomac Mills, Inc., as of December 31, 1995 and January 1, 1995 and for each of the three years in the period ended December 31, 1995, which was contained in the Registration Statement on Form S-3 (File No. 333-09735) filed with the Commission on August 7, 1996 and declared effective by the Commission on August 14, 1996.

                                            REZNICK FEDDER & SILVERMAN


By:   \s\ Kirk T. Rogers
      __________________



Bethesda, Maryland
February 12, 1997